EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Lakes Entertainment, Inc.
Minnetonka, Minnesota
We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985) and on Form S-3 (File No. 333-139783) of our reports dated March 11, 2009, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of and for the years ended December 28, 2008 and December 30, 2007, and for each of the three years ended December 28, 2008, December 30, 2007 and December 31, 2006, and on the effectiveness of internal control over financial reporting as of December 28, 2008.
/s/ PIERCY BOWLER TAYLOR & KERN
Piercy, Bowler Taylor & Kern,
Certified Public Accountants
Las Vegas, Nevada
March 11, 2009